Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Cue Health Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-259758 and 333-263960) of Cue Health Inc. of our report dated March 16, 2023, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

San Diego, California
March 16, 2023